UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-148922	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

c/o Janssen Labs @QB3 953 Indiana Street San Francisco, CA	94107
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 14, 2014, Amarantus BioScience Holdings, Inc. (the “Company”) issued a Demand Promissory Note in the amount of $500,000 (the “Note”) to Dominion Capital LLC, an existing shareholder of the Company. The Note has a maturity date of the earlier of March 31, 2014 or demand, which may be extended at the option of the Company to August 14, 2014. The Note bears interest at the rate of 12% per annum and may be redeemed by the Company in cash.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 8.01   Other Events

The Company has entered into agreements with certain existing shareholders to exercise warrants (the “Old Warrants”) to purchase 50,000,000 shares of the Company’s common stock. In exchange for exercising the Old Warrants, the shareholders will receive warrants to purchase three shares of common stock of the Company (the “New Warrants”) for every four Old Warrants exercised. The New Warrants are exercisable at a price of $0.12 for a term of five years and are callable by the Company in the event the Company’s common stock trades at or above $0.18/share (or split-adjusted equivalent thereof) at the time the Company is listed on a national exchange or for a period of 20 consecutive trading days, subject to customary conditions. The New Warrants will provide to the holders piggy-back registration rights.

On February 18, 2014, the Company released a press release with respect to the foregoing. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information disclosed under this Item 8.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Amarantus Bioscience Holdings, Inc. Press Release, dated February 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: February 19, 2014	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer